Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 27, 2013, relating to the consolidated financial statements and financial statement schedule of Briggs & Stratton Corporation and subsidiaries for the year ended June 30, 2013 and the effectiveness of Briggs & Stratton Corporation’s internal control over financial reporting as of June 30, 2013, appearing in the Annual Report on Form 10-K of Briggs & Stratton Corporation for the year ended June 30, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

August 27, 2013